EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-218167, 333-224033, 333-233101, 333-237098, 333-254420, 333-263562, 333-271704 and 333-279405) on Form S-8 and No. 333-275307 on Form S-3 of our report dated March 11, 2025, with respect to the consolidated financial statements of Ovid Therapeutics Inc. and subsidiaries.
/s/ KPMG LLP
New York, New York
March 11, 2025